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Exhibit 99.1               Press Release Dated January 7, 2003

For Immediate Release
January 7, 2003

     Delco Remy to close Anderson Manufacturing Operations

     ANDERSON, Ind., January 7, 2003 - Delco Remy International, Inc., will close its Delco Remy America starter and alternator manufacturing operations in Anderson during the first quarter of 2003. The production will be absorbed by other Delco Remy plants globally. The wind down of the Anderson manufacturing operations will affect approximately 350 hourly UAW represented employees and approximately 50 salaried employees currently supporting the local plants.

     Delco Remy was formed in 1994 with the acquisition of a portion of the former Delco Remy Division of General Motors. "The business has grown and developed into a significant global player but competitive pressures have continued to the point that the Anderson manufacturing operations are no longer viable," stated Delco Remy America President, Richard L. Stanley.

     Delco Remy will retain its global engineering and administrative headquarters in Anderson. "Our focus during the next several weeks will be to address the issues and concerns of our affected employees while continuing to deliver quality products to our customers," said Stanley.

     Delco Remy International, Inc., is a leading global manufacturer and remanufacturer of automotive, powertrain, drivetrain and electrical products and is headquartered in Anderson, Indiana, USA. Additional information about the company is available at: http://www.delcoremy.com

Media Relations:           Leah Campbell               765-778-6848
Delco Remy Web site:       http://www.delcoremy.com